Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal Year 2022 Earnings

Fourth Quarter Results Ahead of Expectations; Raising Long-Term Targets for U.S. Healthcare Segment

Fourth quarter and fiscal year financial highlights

•

Fourth quarter loss per share* from continuing operations was $0.48, a decrease of $0.89 from the year-ago quarter; adjusted earnings per share (EPS*) decreased 31.8 percent to $0.80, down 30.0 percent on a constant currency basis, reflecting a strong prior year quarter with higher COVID-19 vaccination volumes

•

Fiscal 2022 EPS from continuing operations was $5.01, an increase of 117.6 percent, compared with $2.30 in the year-ago period; adjusted EPS increased 2.5 percent to $5.04, up 3.4 percent in constant currency

•

Fourth quarter sales from continuing operations decreased 5.3 percent year-over-year, to $32.4 billion, down 3.2 percent on a constant currency basis, including a 660 basis point impact from the anticipated sales decline at AllianceRx Walgreens

•	Fiscal 2022 sales from continuing operations increased 0.1 percent to $132.7 billion, up 1.2 percent on a constant currency basis, including a 550 basis point impact from AllianceRx Walgreens

Fiscal 2023 guidance and long-term growth outlook

•	Expecting fiscal year 2023 adjusted EPS of $4.45 to $4.65 as strong core business growth is more than offset by lapping fiscal year 2022 COVID-19 execution, and currency headwinds
•	Raising U.S. Healthcare fiscal 2025 sales target to $11 billion to $12 billion, with the segment expected to achieve positive adjusted EBITDA by fiscal year 2024
•	Increased visibility to the company’s long-term growth algorithm, building to low-teens adjusted EPS growth in fiscal year 2025 and beyond

DEERFIELD, Ill., Oct. 13, 2022—Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the fiscal year and fourth quarter that ended Aug. 31, 2022.

Chief Executive Officer Rosalind Brewer said:

“WBA has delivered ahead of expectations in the first year of our transformation to a consumer-centric healthcare company. Our resilient business achieved growth while navigating macroeconomic headwinds. Fiscal 2023 will be a year of accelerating core growth and rapidly scaling our U.S. Healthcare business. Our execution to date provides us visibility and confidence to increase the long-term outlook for our next growth engine and reconfirm our path to low-teens adjusted EPS growth. Our strategic actions are unlocking sustainable shareholder value as we simplify the company and continue our journey to being a healthcare leader.”

Overview of Fourth Quarter Results

WBA fourth quarter sales from continuing operations decreased 5.3 percent from the year-ago quarter to $32.4 billion, a decrease of 3.2 percent on a constant currency basis. Sales growth at Walgreens and in the International segment, and sales contributions from the U.S. Healthcare segment were more than offset by a 660 basis point impact from the sales decline at AllianceRx Walgreens.

Fourth quarter operating loss from continuing operations was $822 million compared to operating income of $910 million in the year-ago quarter. Operating loss in the quarter reflects a $783 million non-cash impairment charge related to intangible assets in Boots UK, and higher costs related to the Transformational Cost Management Program. Adjusted operating income from continuing operations was $744 million, a decrease of 38.2 percent on a constant currency basis, reflecting lower U.S. pharmacy operating results as it lapped higher volumes of prior year COVID-19 vaccinations, and growth investments in U.S. Healthcare, partly offset by improved retail contributions in both the U.S. Retail Pharmacy and International segments.

Net loss from continuing operations in the fourth quarter was $415 million compared to net income of $358 million in the year-ago quarter, reflecting the decline in operating income, which was partly offset by the favorable impact of a lower tax rate, and a gain on the sale of a portion of the Company’s equity method investment in Option Care Health. Adjusted net earnings from continuing operations decreased 31.9 percent to $694 million, down 30.2 percent on a constant currency basis compared with the year-ago quarter.

Loss per share from continuing operations was $0.48, compared to earnings per share of $0.41 in the year-ago quarter. Adjusted earnings per share from continuing operations decreased 31.8 percent to $0.80, reflecting a decrease of 30.0 percent on a constant currency basis.

Net cash provided by operating activities was $85 million in the fourth quarter and free cash flow was $(407) million, a $1.3 billion decrease compared with the year-ago quarter driven primarily by lower operating income, pre-buy of seasonal inventory, U.S. legal settlements, and increased capital expenditures in growth initiatives, partly offset by working capital timing benefits.

Overview of Fiscal Year Results

Sales from continuing operations in fiscal 2022 increased 0.1 percent from the year-ago period to $132.7 billion, up 1.2 percent on a constant currency basis, reflecting comparable sales growth at Walgreens and in the International segment as well as contributions from U.S. Healthcare acquisitions, partly offset by a 550 basis point impact from the sales decline at AllianceRx Walgreens.

Operating income from continuing operations in fiscal 2022 decreased 40.8 percent to $1.4 billion, compared with $2.3 billion in the year-ago period. This reflects a $783 million Boots UK impairment charge, a $683 million charge related to the opioid settlement with the State of Florida, and higher Transformational Cost Management program costs, partly offset by a $1.5 billion charge in the prior fiscal year related to the Company’s equity earnings from AmerisourceBergen. Adjusted operating income from continuing operations increased 0.3 percent on a reported basis to $5.1 billion, up 1.2 percent on a constant currency basis. The increase reflects improved retail contribution in the U.S., and a continued rebound in International sales and profitability, partly offset by a decrease in U.S. pharmacy operating results, and by growth investments in U.S. Healthcare.

Net earnings from continuing operations were $4.3 billion in fiscal 2022, compared with $2.0 billion in the year-ago period, reflecting a $2.5 billion after-tax gain in the first quarter due to the remeasurement of the Company’s previously held investments in VillageMD and Shields Health Solutions, and a $1.2 billion charge, net of tax, in the prior fiscal year from the Company’s equity earnings in AmerisourceBergen. This was partly offset by impairment charges in Boots UK in the fourth quarter, and the charge related to the Florida opioid settlement in the third quarter. Adjusted net earnings from continuing operations increased 2.5 percent compared with the year-ago period to $4.4 billion, up 3.3 percent on a constant currency basis.

EPS from continuing operations for fiscal 2022 increased to $5.01, compared with $2.30 in the year-ago period. Adjusted EPS from continuing operations was $5.04, an increase of 2.5 percent on a reported basis and an increase of 3.4 percent on a constant currency basis.

Net cash provided by operating activities was $3.9 billion in fiscal 2022. Free cash flow was $2.2 billion, a decrease of $2.0 billion from fiscal 2021 driven by lower free cash flow from the AllianceRx Walgreens business, the absence of COVID-19 related government support, seasonal inventory pre-buy, U.S. legal settlements, and increased capital expenditures in growth initiatives, including the VillageMD footprint expansion, the rollout of microfulfillment centers, and digital transformation initiatives, partly offset by working capital initiatives and timing benefits.

Business Highlights

WBA continued to achieve strong results across its business, including:

Transform and align the core

•	Continuing to play a leading role in COVID-19 vaccinations and testing
–	Walgreens administered 2.9 million vaccinations and 3.4 million PCR tests in 4Q
–	Over 24.9 million boosters administered for the program to date
•	Drove U.S. digital sales growth of 14 percent in 4Q, on top of 82 percent in the year-ago period
•	Grew myWalgreens membership to 102 million members at the end of 4Q
•	Operated eight automated microfulfillment centers at quarter-end, supporting ~1,800 stores
•	Investing in labor to return impacted stores to normal operating hours

Build our next growth engine with consumer-centric healthcare solutions

•	Accelerated full acquisition of Shields
•	Completed majority share acquisition of CareCentrix and accelerated full acquisition
•	Continued the rollout of VillageMD with 342 total clinics and 152 co-located clinics now open, on track toward 200 co-located clinics by end of CY22
•	Established 70 Walgreens Health Corners to date, on track toward 100 by end of CY22

Focus the portfolio; optimize capital allocation

•	Sold 11 million shares of Option Care Health, with $360 million in proceeds
•	$150 million in expected proceeds from agreement for sale of Guangzhou Pharmaceuticals stake
•	Increased the quarterly dividend for the 47th consecutive year

Build a high-performance culture and a winning team

•	Announced CareCentrix CEO John Driscoll as executive vice president and president, U.S. Healthcare at WBA; CareCentrix CFO, Steve Horowitz, will assume the role of CareCentrix CEO
•

Announced a new structure for the U.S. Retail Pharmacy segment, organized under two leaders: Lee Cooper, executive vice president and president, Pharmacy; and Tracey Brown, president, Walgreens Retail and chief customer officer

•	Elevated Walgreens chief medical officer Kevin Ban to the newly created enterprise-level role of executive vice president and chief medical officer, joining the WBA Executive Committee
•	Appointed Inderpal Bhandari to the Board of Directors and named Hsiao Wang senior vice president and chief information officer, bringing deep tech expertise in healthcare and retail
•	Reconstituted the Finance Committee of the Board of Directors as the Finance and Technology Committee, reflecting the significance of technology to achieving the Company’s goals
•	Named Alethia Jackson senior vice president, ESG and chief DEI officer

Business Segments

The Company has changed the names of two reportable segments to better align with the Company’s business activities, structure, and strategy. The “United States” segment has been renamed to “U.S. Retail Pharmacy” and the “Walgreens Health” segment was renamed to “U.S. Healthcare”. The segment name changes did not result in any change to the composition of the segments.

U.S. Retail Pharmacy

The U.S. Retail Pharmacy segment had fourth quarter sales of $26.7 billion, a decrease of 7.2 percent from the year-ago quarter. Comparable sales increased 1.6 percent from the year-ago quarter and lapped strong comparable sales of 8.1 percent in the year-ago quarter, which included a significant contribution from COVID-19 vaccinations.

Pharmacy sales decreased 8.8 percent compared to the year-ago quarter, negatively impacted by a 10 percentage point headwind from AllianceRx Walgreens. Comparable pharmacy sales increased 3.0 percent in the fourth quarter compared with the year-ago quarter. Comparable prescriptions filled in the fourth quarter decreased 3.5 percent while comparable prescriptions excluding immunizations decreased 0.1 percent compared with the year-ago quarter. Total prescriptions filled in the quarter, including immunizations, adjusted to 30-day equivalents, decreased 4.4 percent to 298.7 million.

Retail sales decreased 2.4 percent and comparable retail sales decreased 1.9 percent compared with the year-ago quarter. Excluding tobacco, comparable retail sales decreased 1.1 percent. Comparable retail sales lapped strong results in the year ago quarter where comparable retail sales increased 6.2 percent, aided by broad based growth across all categories including strong sales of COVID-19 related items. Over a three-year period, comparable retail sales excluding tobacco increased 13.0 percent.

Gross profit decreased 15.3 percent to $5.3 billion compared to $6.3 billion in the year-ago quarter. Adjusted gross profit decreased 13.2 percent to $5.4 billion compared to the year-ago quarter, reflecting a decline in pharmacy results from lower COVID-19 vaccinations and continued reimbursement pressure, partly offset by retail gross margin performance.

Selling, general and administrative expenses (SG&A) decreased 3.2 percent to $5.2 billion compared to $5.3 billion in the year-ago quarter. Adjusted SG&A decreased 6.8 percent to $4.8 billion, driven by lower volumes of COVID-19 vaccinations and cost discipline, partly offset by increased labor costs and the timing of marketing expenditures.

Operating income in the fourth quarter decreased 75.2 percent to $251 million compared to operating income of $1.0 billion in the year-ago quarter, reflecting higher costs related to the Transformational Cost Management Program. Adjusted operating income decreased 36.1 percent to $786 million compared to $1.2 billion in the year-ago quarter, reflecting lower COVID-19 vaccination volumes and continued reimbursement pressure, partly offset by improved retail gross margin and SG&A expense improvement.

International

The International segment had fourth quarter sales of $5.1 billion, a decrease of 6.6 percent from the year-ago quarter, including an adverse currency impact of 13.3 percent. Sales increased 6.7 percent on a constant currency basis, with Boots UK sales growing 6.0 percent, and the Company’s German wholesale business growing 6.8 percent.

Boots UK comparable pharmacy sales decreased 6.9 percent compared with the year-ago quarter, largely due to lower demand for COVID-19 services compared to the year-ago quarter. Boots UK comparable retail sales increased 15.2 percent compared to the year-ago quarter, with notable market share gains in Personal Care and Health and Wellness. Footfall improved around 20 percent, compared to the year-ago quarter. Boots.com continued to perform well, accounting for 11 percent of retail sales in the quarter compared to 6 percent pre-pandemic.

Gross profit decreased 7.3 percent compared to the year-ago quarter, including an adverse currency impact of 12.7 percent. Adjusted gross profit increased 5.4 percent on a constant currency basis, reflecting strong sales growth across all International markets, partially offset by lower demand for COVID-19 related services in the UK compared to the year-ago quarter and timing of National Health Service (NHS) reimbursement.

SG&A in the quarter increased 54.7 percent from the year-ago quarter to $1.8 billion, due to impairment charges in Boots UK. Adjusted SG&A increased 1.9 percent on a constant currency basis reflecting increased in store activity and absence of COVID-19 related government support compared with the year-ago quarter.

Operating loss in the fourth quarter was $672 million compared to operating income of $46 million in the year-ago quarter, as a result of the $783 million impairment charges in Boots UK. Adjusted operating income grew to $163 million, an increase of 31.3 percent on a constant currency basis.

U.S. Healthcare

The U.S. Healthcare segment had fourth quarter sales of $622 million. On a pro forma basis, this segment’s businesses grew sales at a combined rate of 34 percent in the quarter. Shields grew 48 percent, driven by key contract wins, further expansion of existing partnerships, and strong executional focus. VillageMD grew 31 percent, reflecting existing clinic growth and clinic footprint expansion.

Gross profit was a loss of $37 million and adjusted gross profit was a loss of $9 million. Shields gross profit, driven by further growth of existing partnerships and expanding margins, was more than offset by VillageMD expansion. As of the end of the fourth quarter, VillageMD had 334 total clinics open, an increase of 82 clinics compared to the year-ago quarter.

Fourth quarter SG&A was $301 million, and adjusted SG&A was $143 million, reflecting the two acquisitions, as well as continued investments in the Walgreens Health organic business.

Operating loss was $338 million. Adjusted operating loss was $151 million. Adjusted operating loss excludes certain costs related to stock compensation expense and amortization of acquired intangible assets.

Fiscal 2023 Outlook and Long-Term Growth Outlook

For the full fiscal year 2023, Walgreens Boots Alliance expects adjusted EPS of $4.45 to $4.65. Healthy core business growth of 8 to 10 percent in constant currency is expected to be more than offset by adverse currency movements of approximately 2 percent and by a headwind of 15 to 17 percent from lower COVID-19 vaccination volumes.

Additionally, the Company is raising the U.S. Healthcare fiscal year 2025 sales target to $11 billion to $12 billion, from $9 billion to $10 billion previously. The segment is expected to achieve positive adjusted EBITDA by fiscal year 2024. The Company reconfirmed its expectation to achieve low-teens adjusted EPS growth in fiscal year 2025.

Management will provide additional details during the earnings call presentation.

Conference Call

WBA will hold an extended conference call to discuss fourth quarter and fiscal 2022 earnings results beginning at 8:30 a.m. Eastern time today, Oct. 13, 2022. The conference call will be approximately two hours in length, including Q&A, and simulcast through the WBA investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

*All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS are to diluted EPS attributable to WBA.

**“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure. The Company defines Adjusted EBITDA as segment operating income/(loss) before depreciation, amortization, and stock-based compensation; in addition to these items, the Company excludes certain other non-GAAP adjustments, when they occur, as further defined.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including our fiscal year 2023 guidance, our long-term growth algorithm, outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the potential impacts on our business of COVID-19, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Transformational Cost Management Program and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” continue,” “transform,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2022 and in other documents that we file or furnish with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The Company is reimagining local healthcare and well-being for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA has more than 315,000 team members and a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: it is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2021.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact

U.S. / Jim Cohn	+1 224 813 9057

International	+44 (0)20 7980 8585

Investor Relations	Contact

Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended August 31,		Twelve months ended August 31,
	2022	2021	2022	2021
Sales	$32,449	$34,262	$132,703	$132,509
Cost of sales	26,038	26,759	104,437	104,442

Gross profit	6,410	7,503	28,265	28,067
Selling, general and administrative expenses	7,320	6,649	27,295	24,586
Equity earnings (loss) in AmerisourceBergen	88	56	418	(1,139)

Operating (loss) income	(822)	910	1,387	2,342
Other income, net	169	85	2,998	558

(Loss) earnings before interest and income tax provision	(652)	995	4,385	2,900
Interest expense, net	105	88	400	905

(Loss) earnings before income tax provision	(758)	908	3,985	1,995
Income tax (benefit) provision	(235)	586	(30)	667
Post tax earnings from other equity method investments	21	23	50	627

Net (loss) earnings from continuing operations	(501)	344	4,065	1,955
Net earnings from discontinued operations	—	268	—	557

Net (loss) earnings	(501)	613	4,065	2,512
Net (loss) attributable to non-controlling interests—continuing operations	(86)	(14)	(271)	(39)
Net earnings attributable to non-controlling interests—discontinued operations	—	—	—	9

Net (loss) earnings attributable to Walgreens Boots Alliance, Inc.	$(415)	$627	$4,337	$2,542

Net (loss) earnings attributable to Walgreens Boots Alliance, Inc.:
Continuing operations	$(415)	$358	$4,337	$1,994
Discontinued operations	—	268	—	548

Total	$(415)	$627	$4,337	$2,542

Basic net (loss) earnings per common share:
Continuing operations	$(0.48)	$0.41	$5.02	$2.31
Discontinued operations	—	0.31	—	0.63

Total	$(0.48)	$0.72	$5.02	$2.94

Diluted net (loss) earnings per common share:
Continuing operations	$(0.48)	$0.41	$5.01	$2.30
Discontinued operations	—	0.31	—	0.63

Total	$(0.48)	$0.72	$5.01	$2.93

Weighted average common shares outstanding:
Basic	864.5	865.1	864.4	864.8
Diluted	864.5	867.2	865.9	866.4

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions)

	August 31, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,358	$559
Marketable securities	1,114	634
Accounts receivable, net	5,017	5,663
Inventories	8,353	8,159
Other current assets	1,059	800

Total current assets	16,902	15,814
Non-current assets:
Property, plant and equipment, net	11,729	12,247
Operating lease right-of-use assets	21,259	21,893
Goodwill	22,280	12,421
Intangible assets, net	10,730	9,936
Equity method investments	5,495	6,987
Other non-current assets	1,730	1,987

Total non-current assets	$73,222	$65,471

Total assets	$90,124	$81,285

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$1,059	$1,305
Trade accounts payable	11,255	11,136
Operating lease obligations	2,286	2,259
Accrued expenses and other liabilities	7,899	7,260
Income taxes	84	94

Total current liabilities	22,583	22,054
Non-current liabilities:
Long-term debt	10,615	7,675
Operating lease obligations	21,517	22,153
Deferred income taxes	1,442	1,850
Other non-current liabilities	3,560	3,413

Total non-current liabilities	37,134	35,091

Redeemable non-controlling interests	1,042	319
Total equity	29,366	23,822

Total liabilities, redeemable non-controlling interests and equity	$90,124	$81,285

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Twelve months ended August 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$4,065	$2,512
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,990	1,973
Deferred income taxes	(366)	233
Stock compensation expense	391	155
(Earnings) loss from equity method investments	(468)	498
Goodwill and intangible impairments	834	49
Loss on early extinguishment of debt	6	414
Gain on previously held investment interests	(2,576)	—
Gain on sale of business	—	(322)
Gain on sale of equity method investments	(559)	(321)
Impairment of equity method investments and investments in debt and equity securities	233	—
Other	(146)	(64)
Changes in operating assets and liabilities:
Accounts receivable, net	808	(1,451)
Inventories	(433)	165
Other current assets	(72)	(46)
Trade accounts payable	244	842
Accrued expenses and other liabilities	(138)	1,046
Income taxes	(51)	160
Other non-current assets and liabilities	137	(288)

Net cash provided by operating activities	3,899	5,555
Cash flows from investing activities:
Additions to property, plant and equipment	(1,734)	(1,379)
Proceeds from sale-leaseback transactions	1,308	856
Proceeds from sale of business, net of cash disposed	—	5,527
Proceeds from sale of other assets	1,334	453
Business, investment and asset acquisitions, net of cash acquired	(2,189)	(1,431)
Other	216	46

Net cash (used for) provided by investing activities	(1,064)	4,072
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	(11)	(909)
Proceeds from debt	11,958	12,726
Payments of debt	(8,360)	(15,257)
Acquisition of non-controlling interests	(2,108)	—
Stock purchases	(187)	(110)
Proceeds related to employee stock plans, net	27	59
Cash dividends paid	(1,659)	(1,617)
Early debt extinguishment	(1,591)	(3,687)
Other	432	(241)

Net cash used for financing activities	(1,499)	(9,036)
Effect of exchange rate changes on cash, cash equivalents, marketable securities and restricted cash	(47)	(66)
Changes in cash, cash equivalents, marketable securities and restricted cash
Net increase in cash, cash equivalents, marketable securities and restricted cash	1,288	525
Cash, cash equivalents, marketable securities and restricted cash at beginning of period	1,270	746

Cash, cash equivalents, marketable securities and restricted cash at end of period	$2,558	$1,270

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For the Company’s U.S. Retail Pharmacy and International segments, comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry. As a result, the Company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions, and comparable 30-day equivalent prescriptions, number of payor/ provider partnerships, number of locations of Walgreens Health Corners, number of co-located VillageMD clinics and number of total VillageMD clinics, at period end, to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

With respect to the total number of VillageMD clinics, clinics are defined as the primary care locations where the Company or the Company’s affiliates lease or license space and the providers are employed by either the Company or one of the Company’s affiliates. These clinics are primarily branded as Village Medical where the Company employs the providers but, in some instances, may operate under their own brands.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	(in millions)
	Three months ended August 31,		Twelve months ended August 31,
	2022	2021	2022	2021
Net (loss) earnings attributable to Walgreens Boots Alliance, Inc.—continuing operations (GAAP)	$(415)	$358	$4,337	$1,994

Adjustments to operating income:
Adjustments to equity earnings (loss) in AmerisourceBergen [1]	63	70	218	1,645
Acquisition-related amortization [2]	239	156	855	523
Transformational cost management [3]	305	79	763	417
Certain legal and regulatory accruals and settlements [4]	34	15	768	75
Acquisition-related costs [5]	69	29	223	54
Impairment of goodwill and intangible assets [6]	783	49	783	49
LIFO provision [7]	71	(73)	135	13
Total adjustments to operating income	1,565	325	3,746	2,775

Adjustments to other income, net:
Net investment hedging loss [8]	—	2	1	8
Impairment of equity method investment and investment in equity securities [9]	—	—	190	—
Adjustment to gain on disposal of discontinued operations [10]	—	—	38	—
Gain on sale of equity method investment [11]	(138)	—	(559)	(290)
Gain on previously held investments [12]	—	—	(2,576)	—
Total adjustments to other income, net	(138)	3	(2,906)	(281)

Adjustments to interest expense, net:
Early debt extinguishment [13]	—	(5)	4	414
Total adjustments to interest expense, net	—	(5)	4	414

Adjustments to income tax (benefit) provision:
UK tax rate change [14]	—	378	—	378
Equity method non-cash tax [14]	16	8	70	(161)
Tax impact of adjustments [14]	(285)	(38)	(752)	(283)
Total adjustments to income tax (benefit) provision	(270)	348	(681)	(65)

Adjustments to post-tax earnings from other equity method investments:
Adjustments to earnings in other equity method investments [15]	9	17	58	(504)
Total adjustments to post-tax earnings from other equity method investments	9	17	58	(504)

Adjustments to net loss attributable to non-controlling interests—continuing operations:
Acquisition-related amortization [2]	(45)	(30)	(164)	(75)
Transformational cost management [3]	—	(2)	(1)	1
Acquisition-related costs [5]	(13)	—	(32)	—
LIFO provision [7]	—	5	—	(2)
Early debt extinguishment [13]	—	—	(1)	—
Total adjustments to net loss attributable to non-controlling interests—continuing operations	(58)	(27)	(198)	(77)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc.—continuing operations (Non-GAAP measure)	$694	$1,019	$4,360	$4,256

Net earnings attributable to Walgreens Boots Alliance, Inc.—discontinued operations (GAAP)	$—	$268	$—	$548
Acquisition-related amortization [2]	—	—	—	28
Transformational cost management [3]	—	—	—	1
Acquisition-related costs [5]	—	44	—	92
Gain on disposal of discontinued operations [10]	—	(322)	—	(322)
Tax impact of adjustments [14]	—	10	—	(6)
Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc.—discontinued operations	$—	$(268)	$—	$(206)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc.—discontinued operations (Non-GAAP measure)	$—	$—	$—	$342

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$694	$1,019	$4,360	$4,598

Diluted net (loss) earnings per common share—continuing operations (GAAP) [16]	$(0.48)	$0.41	$5.01	$2.30
Adjustments to operating income	1.81	0.38	4.33	3.20
Adjustments to other income, net	(0.16)	—	(3.36)	(0.32)
Adjustments to interest expense, net	—	(0.01)	0.01	0.48
Adjustments to income tax (benefit) provision	(0.31)	0.40	(0.79)	(0.08)
Adjustments to post tax earnings from other equity method investments [15]	0.01	0.02	0.07	(0.58)
Adjustments to net loss attributable to non-controlling interests	(0.07)	(0.03)	(0.23)	(0.09)

Adjusted diluted net earnings per common share—continuing operations (Non-GAAP measure) [17]	$0.80	$1.17	$5.04	$4.91

Diluted net earnings per common share—discontinued operations (GAAP)	$—	$0.31	$—	$0.63
Total adjustments to net earnings attributable to Walgreens Boots Alliance, Inc.—discontinued operations	—	(0.31)	—	(0.24)

Adjusted diluted net earnings per common share—discontinued operations (Non-GAAP measure)	$—	$—	$—	$0.39

Adjusted diluted net earnings per common share (Non-GAAP measure) [17]	$0.80	$1.17	$5.04	$5.31

Weighted average common shares outstanding, diluted (in millions) [17]	865.3	867.2	865.9	866.4

1

Adjustments to equity earnings (loss) in AmerisourceBergen consist of the Company’s proportionate share of non-GAAP adjustments reported by AmerisourceBergen consistent with the Company’s non-GAAP measures. The Company recognized equity losses in AmerisourceBergen of $1,373 million during the three months ended November 30, 2020. These equity losses are primarily due to AmerisourceBergen’s recognition of $5.6 billion, net of tax, charges related to its ongoing opioid litigation in its financial statements for the three months period ended September 30, 2020.

2

Acquisition-related amortization includes amortization of acquisition-related intangible assets, inventory valuation adjustments and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded within Selling, general and administrative expenses. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of the inventory reflects cost of acquired inventory and a portion of the expected profit margin. The acquisition-related inventory valuation adjustments exclude the expected profit margin component from cost of sales recorded under the business combination accounting principles. The stock based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

3

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded within selling, general and administrative expenses. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

4

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. In fiscal 2022, the Company recorded a $683 million charge related to a settlement agreement with the State of Florida to resolve all claims related to the distribution and dispensing of prescription opioid medications across the Company’s pharmacies in the State of Florida. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Selling, general and administrative expenses.

5

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities. These costs include charges incurred related to certain mergers, acquisition and divestitures related activities recorded in operating income, for example, costs related to integration efforts for merger, acquisition and divestitures activities. Examples of such costs include deal costs, severance and stock compensation. These charges are primarily recorded within Selling, general and administrative expenses. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

6

Impairment of goodwill and intangible assets do not relate to the ordinary course of the Company’s business. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Selling, general and administrative expenses.

7

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items.

8

Gain or loss on certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within Other income, net. We do not believe this volatility related to mark-to-market adjustment on the underlying derivative instruments reflects the Company’s operational performance.

9

Impairment of equity method investment and investment in equity securities includes impairment of certain investments. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business and it does not incur such charges on a predictable basis. Exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Other income, net.

10

In fiscal 2022, the Company finalized the working capital adjustments with AmerisourceBergen related to the sale of the Alliance Healthcare business, resulting in a $38 million charge recorded to Other income, net in the Consolidated Statement of Earnings. In fiscal 2021, the Company recorded a net gain of $322 million within results of discontinued operations related to the sale of the Alliance Healthcare business. This gain was excluded as it is not reflective of normal operating activities.

11

Includes significant gains on the sale of equity method investments. In fiscal 2022, the Company recorded a gain of $417 million and $145 million in Other income, net due to a partial sale of its equity method investments in AmerisourceBergen and Option Care Health, respectively. In fiscal 2021, the Company recorded a gain of $290 million in Other income, net due to a partial sale of ownership interest in Option Care Health by the Company’s then equity method investee HC Group Holdings.

12

Includes significant gains on business combinations due to the remeasurement of previously held minority equity interests and debt securities to fair value. In fiscal 2022, the Company recorded such pre-tax gains of $2.2 billion and $402 million for VillageMD and Shields, respectively.

13

In fiscal 2022, the Company incurred a $4 million loss in connection with the early extinguishment of debt related to the integration of Shields. In fiscal 2021, the Company incurred a $419 million loss related to the Company’s cash tender offers to partially purchase and retire $3.3 billion of long-term U.S. denominated notes. The Company excludes these charges as related activities do not reflect the Company’s ongoing financial performance.

14

Adjustments to income tax provision (benefit) include adjustments to the GAAP basis tax provision (benefit) commensurate with non-GAAP adjustments and certain discrete tax items including U.S. and U.K. tax law changes and equity method non-cash tax. These charges are recorded within income tax provision (benefit).

15

Adjustments to post tax earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded within post tax earnings from other equity method investments. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees. In fiscal 2021, due to partial sales of ownership interests in Option Care Health, our then equity method investee HC Group Holdings lost the ability to control Option Care Health and, therefore, deconsolidated Option Care Health in its financial statements. As a result of this deconsolidation, HC Group Holdings recognized a gain of $1.2 billion and the Company recorded its share of equity earnings in HC Group Holdings of $576 million.

16

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the quarterly calculation of weighted-average common shares outstanding for diluted EPS for the three months ended August 31, 2022. The impact of these potentially dilutive securities has been included in the calculation of weighted-average common shares outstanding for diluted EPS for the twelve months ended August 31, 2022.

17

Includes impact of potentially dilutive securities in the quarterly calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes for the three and twelve months ended August 31, 2022.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Three months ended August 31, 2022
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.

Sales	$26,683	$5,144	$622	$—	$32,449

Gross profit (loss) (GAAP)	$5,337	$1,110	$(37)	$—	$6,410

LIFO provision	71	—	—	—	71

Acquisition-related amortization	5	—	28	—	34

Adjusted gross profit (loss) (Non-GAAP measure)	$5,413	$1,110	$(9)	$—	$6,515

Selling, general and administrative expenses (GAAP)	$5,174	$1,783	$301	$62	$7,320

Acquisition-related costs	—	(16)	(44)	(8)	(69)

Transformational cost management	(285)	(19)	—	(1)	(305)

Acquisition-related amortization	(75)	(16)	(115)	—	(206)

Certain legal and regulatory accruals and settlements	(34)	—	—	—	(34)

Impairment of goodwill and intangible assets	—	(783)	—	—	(783)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,779	$947	$143	$53	$5,922

Operating income (loss) (GAAP)	$251	$(672)	$(338)	$(62)	$(822)

Certain legal and regulatory accruals and settlements	34	—	—	—	34

Acquisition-related amortization	80	16	143	—	239

Transformational cost management	285	19	—	1	305

Adjustments to equity earnings (loss) in AmerisourceBergen	63	—	—	—	63

Acquisition-related costs	—	16	44	8	69

LIFO provision	71	—	—	—	71

Impairment of goodwill and intangible assets	—	783	—	—	783

Adjusted operating income (loss) (Non-GAAP measure)	$786	$163	$(151)	$(53)	$744

Gross margin (GAAP)	20.0%	21.6%	(5.9)%		19.8%

Adjusted gross margin (Non-GAAP measure)	20.3%	21.6%	(1.4)%		20.1%

Selling, general and administrative expenses percent to sales (GAAP)	19.4%	34.7%	48.4%		22.6%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.9%	18.4%	23.0%		18.3%

Operating margin[2]	0.6%	(13.1)%	(54.4)%		(2.8)%

Adjusted operating margin (Non-GAAP measure)[2]	2.4%	3.2%	(24.3)%		1.8%

[1]

Operating income (loss) for U.S. Retail Pharmacy segment includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and twelve month period ended August 31, 2022 includes AmerisourceBergen equity earnings (loss) for the period of April 1, 2022 through June 30, 2022 and the period of July 1, 2021 through June 30, 2022, respectively. Operating income (loss) for the three and twelve month period ended August 31, 2021 includes AmerisourceBergen equity earnings for the period of April 1, 2021 through June 30, 2021, and the period of July 1, 2020 through June 30, 2021, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Three months ended August 31, 2021
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare[3]	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$28,755	$5,507	$—	$—	$34,262
Gross profit (GAAP)	$6,302	$1,198	$—	$3	$7,503
LIFO provision	(73)	—	—	—	(73)
Acquisition-related amortization	5	—	—	—	5

Adjusted gross profit (Non-GAAP measure)	$6,234	$1,198	$—	$3	$7,436

Selling, general and administrative expenses (GAAP)	$5,347	$1,152	$26	$124	$6,649
Acquisition-related costs	(4)	(16)	—	(9)	(29)
Transformational cost management	(66)	(12)	—	(2)	(80)
Acquisition-related amortization	(132)	(18)	—	—	(151)
Certain legal and regulatory accruals and settlements	(15)	—	—	—	(15)
Impairment of goodwill and intangible assets	—	(49)	—	—	(49)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$5,131	$1,057	$26	$112	$6,326

Operating income (loss) (GAAP)	$1,011	$46	$(26)	$(121)	$910
Certain legal and regulatory accruals and settlements	15	—	—	—	15
Acquisition-related amortization	137	18	—	—	156
Transformational cost management	66	11	—	2	79
Adjustments to equity earnings (loss) in AmerisourceBergen	70	—	—	—	70
Acquisition-related costs	4	16	—	9	29
LIFO provision	(73)	—	—	—	(73)
Impairment of goodwill and intangible assets	—	49	—	—	49

Adjusted operating income (Non-GAAP measure)	$1,230	$140	$(26)	$(109)	$1,236

Gross margin (GAAP)	21.9%	21.8%	—%		21.9%
Adjusted gross margin (Non-GAAP measure)	21.7%	21.8%	—%		21.7%
Selling, general and administrative expenses percent to sales (GAAP)	18.6%	20.9%	—%		19.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.8%	19.2%	—%		18.5%
Operating margin[2]	3.3%	0.8%	—%		2.5%
Adjusted operating margin (Non-GAAP measure)[2]	3.8%	2.5%	—%		3.2%

[1]

Operating income (loss) for U.S. Retail Pharmacy segment includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and twelve month period ended August 31, 2022 includes AmerisourceBergen equity earnings (loss) for the period of April 1, 2022 through June 30, 2022 and the period of July 1, 2021 through June 30, 2022, respectively. Operating income (loss) for the three and twelve month period ended August 31, 2021 includes AmerisourceBergen equity earnings for the period of April 1, 2021 through June 30, 2021, and the period of July 1, 2020 through June 30, 2021, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

[3]	Fiscal 2021 data related to U.S. Healthcare operating segment has been reclassified to conform to the current period presentation.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Twelve months ended August 31, 2022
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$109,078	$21,830	$1,795	$—	$132,703
Gross profit (loss) (GAAP)	$23,669	$4,618	$(22)	$—	$28,265
LIFO provision	135	—	—	—	135
Acquisition-related amortization	23	—	28	—	51

Adjusted gross profit (Non-GAAP measure)	$23,827	$4,618	$6	$—	$28,452
Selling, general and administrative expenses (GAAP)	$21,180	$4,964	$806	$345	$27,295
Acquisition-related costs	2	(89)	(67)	(69)	(223)
Transformational cost management	(605)	(133)	—	(26)	(763)
Acquisition-related amortization	(375)	(66)	(363)	—	(804)
Certain legal and regulatory accruals and settlements	(768)	—	—	—	(768)
Impairment of goodwill and intangible assets	—	(783)	—	—	(783)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$19,434	$3,893	$376	$251	$23,954
Operating income (loss) (GAAP)	$2,907	$(346)	$(829)	$(345)	$1,387
Certain legal and regulatory accruals and settlements	768	—	—	—	768
Acquisition-related amortization	398	66	392	—	855
Transformational cost management	604	133	—	26	763
Adjustments to equity earnings (loss) in AmerisourceBergen	218	—	—	—	218
Acquisition-related costs	(2)	89	67	69	223
LIFO provision	135	—	—	—	135
Impairment of goodwill and intangible assets	—	783	—	—	783

Adjusted operating income (loss) (Non-GAAP measure)	$5,029	$726	$(370)	$(251)	$5,133

Gross margin (GAAP)	21.7%	21.2%	(1.2)%		21.3%

Adjusted gross margin (Non-GAAP measure)	21.8%	21.2%	0.3%		21.4%

Selling, general and administrative expenses percent to sales (GAAP)	19.4%	22.7%	44.9%		20.6%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.8%	17.8%	20.9%		18.1%

Operating margin[2]	2.3%	(1.6)%	(46.2)%		0.7%

Adjusted operating margin (Non-GAAP measure)[2]	4.0%	3.3%	(20.6)%		3.4%

[1]

Operating income (loss) for U.S. Retail Pharmacy segment includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and twelve month period ended August 31, 2022 includes AmerisourceBergen equity earnings (loss) for the period of April 1, 2022 through June 30, 2022 and the period of July 1, 2021 through June 30, 2022, respectively. Operating income (loss) for the three and twelve month period ended August 31, 2021 includes AmerisourceBergen equity earnings for the period of April 1, 2021 through June 30, 2021, and the period of July 1, 2020 through June 30, 2021, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

NON-GAAP RECONCILIATIONS BY SEGMENT

	Twelve months ended August 31, 2021
	U.S. Retail Pharmacy[1]	International	U.S. Healthcare[3]	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$112,005	$20,505	$—	$—	$132,509

Gross profit (GAAP)	$23,736	$4,328	$—	$4	$28,067

LIFO provision	13	—	—	—	13

Acquisition-related amortization	11	—	—	—	11

Transformational cost management	—	(2)	—	—	(1)

Adjusted gross profit (Non-GAAP measure)	$23,759	$4,327	$—	$4	$28,089

Selling, general and administrative expenses (GAAP)	$20,042	$4,101	$57	$385	$24,586

Acquisition-related amortization	(438)	(75)	—	—	(512)

Transformational cost management	(279)	(93)	—	(46)	(418)

Certain legal and regulatory accruals and settlements	(75)	—	—	—	(75)

Acquisition-related costs	(6)	(24)	—	(24)	(54)

Impairment of goodwill and intangible assets	—	(49)	—	—	(49)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$19,245	$3,861	$57	$315	$23,477

Operating income (loss) (GAAP)	$2,554	$227	$(57)	$(382)	$2,342

Adjustments to equity earnings (loss) in AmerisourceBergen	1,645	—	—	—	1,645

Acquisition-related amortization	448	75	—	—	523

Transformational cost management	279	91	—	46	417

Certain legal and regulatory accruals and settlements	75	—	—	—	75

Acquisition-related costs	6	24	—	24	54

Impairment of goodwill and intangible assets	—	49	—	—	49

LIFO provision	13	—	—	—	13

Adjusted operating income (loss) (Non-GAAP measure)	$5,019	$466	$(57)	$(311)	$5,117

Gross margin (GAAP)	21.2%	21.1%	—%		21.2%

Adjusted gross margin (Non-GAAP measure)	21.2%	21.1%	—%		21.2%

Selling, general and administrative expenses percent to sales (GAAP)	17.9%	20.0%	—%		18.6%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.2%	18.8%	—%		17.7%

Operating margin[2]	3.3%	1.1%	—%		2.6%

Adjusted operating margin (Non-GAAP measure)[2]	4.0%	2.3%	—%		3.5%

[1]

Operating income (loss) for U.S. Retail Pharmacy segment includes equity earnings (loss) in AmerisourceBergen. As a result of the two month reporting lag, operating income (loss) for the three and twelve month period ended August 31, 2022 includes AmerisourceBergen equity earnings (loss) for the period of April 1, 2022 through June 30, 2022 and the period of July 1, 2021 through June 30, 2022, respectively. Operating income (loss) for the three and twelve month period ended August 31, 2021 includes AmerisourceBergen equity earnings for the period of April 1, 2021 through June 30, 2021, and the period of July 1, 2020 through June 30, 2021, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings (loss) in AmerisourceBergen and adjusted equity earnings (loss) in AmerisourceBergen, respectively.

[3]	Fiscal 2021 data related to U.S. Healthcare operating segment has been reclassified to conform to the current period presentation.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended August 31,		Twelve months ended August 31,
	2022	2021	2022	2021
Equity earnings (loss) in AmerisourceBergen (GAAP)	$88	$56	$418	$(1,139)
Acquisition-related intangibles amortization	38	38	152	127
Employee severance, litigation, and other	13	63	58	1,643
Certain discrete tax benefit	—	—	7	—
Tax reform	5	37	12	(46)
Impairment of assets	—	—	5	3
Impairment of non-customer note receivable	—	—	4	—
Gain from antitrust litigation settlements	—	(37)	3	(37)
Goodwill impairment	7	—	8	—
New York State Opioid Stewardship Act	—	—	—	3
LIFO provision	5	(31)	(8)	(48)
Gain on remeasurement of equity investment	—	—	(18)	—
Turkey highly inflationary impact	8	—	8	—
Gain on sale of businesses	(12)	—	(12)	—
Non-controlling interest	—	—	—	(1)

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$152	$126	$636	$505

ADJUSTED EFFECTIVE TAX RATE

	Three months ended August 31, 2022			Three months ended August 31, 2021
	Earnings (loss) before income tax provision	Income tax (benefit) provision	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$(758)	$(235)	31.1%	$908	$586	64.6%
Impact of non-GAAP adjustments	1,428	323		324	61
Equity method non-cash tax	—	(16)		—	(8)
UK tax rate change	—	—		—	(378)
Adjusted tax rate true-up	—	(37)		—	(23)

Subtotal	$670	$35		$1,231	$239
Exclude adjusted equity earnings in AmerisourceBergen	(152)	—		(126)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$519	$35	6.7%	$1,105	$239	21.7%

	Twelve months ended August 31, 2022			Twelve months ended August 31, 2021
	Earnings before income tax provision	Income tax (benefit) provision	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$3,985	$(30)	(0.8)%	$1,995	$667	33.4%
Impact of non-GAAP adjustments	845	752		2,908	283
Equity method non-cash tax	—	(70)		—	161
UK tax rate change	—	—		—	(378)

Subtotal	$4,830	$651		$4,903	$733
Exclude adjusted equity earnings in AmerisourceBergen	(636)	—		(505)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$4,194	$651	15.5%	$4,398	$733	16.7%

FREE CASH FLOW

	Three months ended August 31,		Twelve months ended August 31,
	2022	2021	2022	2021
Net cash provided by operating activities (GAAP)	$85	$1,245	$3,899	$5,555

Less: Additions to property, plant and equipment	(493)	(378)	(1,734)	(1,379)

Free cash flow (Non-GAAP measure)[1]	$(407)	$867	$2,165	$4,176

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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